EXHIBIT 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION

OF

ENTRAVISION COMMUNICATIONS CORPORATION

Entravision Communications Corporation, a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law, does hereby certify:

FIRST: That the name of the corporation is Entravision Communications Corporation and that the corporation was originally incorporated on February 11, 2000 under the name “Entravision Communications Corporation.”

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the First Restated Certificate of Incorporation of the corporation filed with the Delaware Secretary of State on July 27, 2000, declaring said amendment and restatement to be advisable and in the best interests of the corporation, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the First Restated Certificate of Incorporation of the corporation be amended and restated in its entirety as follows:

ARTICLE 1.

The name of the corporation is Entravision Communications Corporation.

ARTICLE 2.

The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE 4.

4.1. Classes of Stock. The corporation shall have the authority to issue 340,000,000 shares of common stock, par value $0.0001 per share, divided into the following classes: (i) 260,000,000 shares of Class A Common Stock (the “Class A Common Stock”); (ii) 40,000,000 shares of Class B Common Stock (the “Class B Common Stock”); and (iii) 40,000,000 shares of Class U Common Stock (the “Class U Common Stock”). The corporation shall also have the authority to issue 50,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

4.2. Certain Definitions. As used in this Second Amended and Restated Certificate of Incorporation, the following terms have the meanings indicated:

“Affiliate” means any person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with another Person (as defined below).

“Board” means the Board of Directors of the corporation.

“Class B Holder(s)” means Walter F. Ulloa, Philip C. Wilkinson or Paul A. Zevnik, or any Permitted Transferee (as defined below) of Walter F. Ulloa, Philip C. Wilkinson or Paul A. Zevnik (hereinafter each of such individuals and his respective Permitted Transferee(s) is referred to as “Ulloa,” “Wilkinson” and “Zevnik,” respectively).

“Class B Required Amount” means, in the case of each Class B Holder, a number of shares equal to thirty percent (30%) of the Class B Base Amount. The Class B Base Amount shall be equal to 11,489,365 shares of Class B Common Stock with respect to Ulloa, 11,489,365 shares of Class B Common Stock with respect to Wilkinson and 4,699,803 shares of Class B Common Stock with respect to Zevnik, which shall be increased to give effect to stock dividends and stock splits and shall be decreased to give effect to reverse stock splits and repurchases by the corporation of the Class B Common Stock approved by the Board in accordance with the bylaws.

“Communications Act” means the Communications Act of 1934, and the rules, regulations, decisions and written policies of the Federal Communications Commission (the “FCC”) thereunder (as the same may be amended from time to time).

“Permitted Transferee” means: (i) any entity all of the equity (other than directors’ qualifying shares) of which is directly or indirectly owned by the transferor that is not an Affiliate of any other Person; (ii) in the case of a transferor who is an individual, (a) such transferor’s spouse, lineal descendants, adopted children and minor children supported by such transferor, (b) any trustee of any trust created primarily for the benefit of any) or some of or all of such spouse or lineal descendants (but which may include beneficiaries that are charities) or any revocable trust created by such transferor, (c) the transferor, in the case of a transfer from any “Permitted Transferee” back to its transferor and (d) any entity all of the equity of which is directly or indirectly owned by any of the foregoing which is not an Affiliate of any Person other than the Persons described in clauses (a) through (c) above; and (iii) in the case of a Class B Holder, any other Class B Holder.

“Person” means any individual, a corporation, a partnership, an association, a limited liability company or a trust.

“Transfer” means any direct or indirect sale, pledge, hypothecation, voluntary or involuntary, and whether by merger or other operation of law other than a bona fide pledge of shares to secure financing; provided that a foreclosure on such pledged shares shall constitute a Transfer.

“Univision” means Univision Communications Inc.

4.3. Class A and Class B Common Stock. Except as otherwise provided by law or by this Second Amended and Restated Certificate of Incorporation, each of the shares of Class A and Class B Common Stock shall be identical in all respects, including with respect to dividends and upon liquidation.

(a) Stock Dividends; Stock Splits.

(i) A dividend of Class A or Class B Common Stock on any share of such common stock shall be declared and paid only in an equal per share amount on the then outstanding shares of each class of such common stock and only in shares of the same class of such common stock as the shares on which the dividend is being declared and paid. For example, if and when a dividend of Class A Common Stock is declared and paid to the then outstanding shares of common stock: (i) the dividend of Class A Common Stock shall be paid solely to the outstanding shares of Class A Common Stock; and (ii) a dividend of Class B Common Stock shall similarly be declared and paid in an equal per share amount solely to the then outstanding shares of Class B Common Stock.

(ii) If the corporation shall in any manner subdivide or combine, or make a rights offering with respect to, the outstanding shares of Class A Common Stock, the outstanding shares of Class B

Common Stock shall be proportionally subdivided or combined, or a rights offering shall be made, in the same manner and on the same basis as the outstanding shares of Class A Common Stock that have been subdivided or combined or made subject to a rights offering. If the corporation shall in any manner subdivide or combine, or make a rights offering with respect to, the outstanding shares of Class B Common Stock, the outstanding shares of Class A Common Stock shall be proportionally subdivided or combined, or a rights offering shall be made, in the same manner and on the same basis as the outstanding shares of Class B Common Stock that have been subdivided or combined or made subject to a rights offering.

(b) Voting Rights.

(i) The holders of the Class A Common Stock shall have one (1) vote for each share held; the holders of the Class B Common Stock shall have ten (10) votes for each share held.

(ii) Members of the Board shall be elected as set forth in Section 4.6 below.

(c) Conversion Rights.

(i) Voluntary Conversion. Each share of Class B Common Stock shall be convertible into one fully paid and non-assessable share of Class A Common Stock at any time at the option of the holder thereof.

(ii) Class B Automatic Conversion. Each share of Class B Common Stock shall convert automatically into one (1) fully paid and non-assessable share of Class A Common Stock upon its Transfer to any party other than a Permitted Transferee of the holder thereof. Each share of Class B Common Stock held by a Class B Holder or his respective Permitted Transferee(s) shall convert automatically into one (1) fully paid and non-assessable share of Class A Common Stock (i) upon the death of such Class B Holder, (ii) when such Class B Holder is no longer actively involved in the business of the corporation or (iii) if such Class B Holder (or his Permitted Transferee(s)) owns less than the Class B Required Amount. Each share of Class B Common Stock shall automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock (i) upon the death of the second to die of Ulloa and Wilkinson or (ii) when the second of Ulloa and Wilkinson ceases to be actively involved in the business of the corporation.

(iii) Unconverted Shares. If less than all of the shares of Class B Common Stock are converted pursuant to subparagraphs (i) or (ii) above, and such shares are evidenced by a certificate surrendered to the corporation in accordance with the procedures as the Board may determine, representing shares in excess of the shares being converted, the corporation shall execute and deliver to or upon the written order of the holder of such certificate, without charge to the holder, a new certificate evidencing the number of shares of Class B Common Stock not converted.

(iv) Reservation. The corporation hereby reserves and shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, to effect conversions, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock. The corporation covenants that all of the shares of Class A Common Stock so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable, and free from liens and charges with respect to the issue. The corporation will take all such action as may be necessary to assure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.

(d) Elimination of Class Rights for Class B Common Stock. Upon the occurrence of a Class B Voting Election, the rights of the Class B Holders to vote as a separate class with respect to any matter (except as required by law) shall cease and be eliminated. The “Class B Voting Election” shall be conclusively deemed to have occurred upon receipt by the Secretary of the corporation of a written consent signed by the record holders of a majority of the outstanding shares of Class B Common Stock electing to eliminate the voting rights of the Class B Common Stock as provided in the preceding sentence and such election shall be irrevocable. Additionally, if at any time any of the Class B Holders own less than the Class B Required Amount (a “Class B Voting Event,” and together with a Class B Voting Election, a “Class B Voting Conversion”), the rights of such Class B Holder(s) to vote as a separate class with respect to any matter (except as required by law) shall cease and be eliminated. From and after a Class B Voting Conversion, such Class B Holder(s) shall vote together as a class with the holders of the Class A Common Stock, except as required by law.

4.4 Class U Common Stock.

(a) Liquidation, Dividends and Distributions. Except as otherwise provided by law or by this Second Amended and Restated Certificate of Incorporation, each of the shares of Class U Common Stock shall be treated in an identical manner in all respects, including with respect to dividends and treatment upon liquidation, to shares of Class A Common Stock.

(b) Stock Dividends; Stock Splits.

(i) A dividend of Class A or Class U Common Stock on any share of such common stock shall be declared and paid only in an equal per share amount on the then outstanding shares of each class of such common stock and only in shares of the same class of such common stock as the shares on which the dividend is being declared and paid. For example, if and when a dividend of Class A Common Stock is declared and paid to the then outstanding shares of common stock: (i) the dividend of Class A Common Stock shall be paid solely to the outstanding shares of Class A Common Stock; and (ii) a dividend of Class U Common Stock shall similarly be declared and paid in an equal per share amount solely to the then outstanding shares of Class U Common Stock.

(ii) If the corporation shall in any manner subdivide or combine, or make a rights offering with respect to, the outstanding shares of Class A Common Stock, the outstanding shares of Class U Common Stock shall be proportionally subdivided or combined, or a rights offering shall be made, in the same manner and on the same basis as the outstanding shares of Class A Common Stock that have been subdivided or combined or made subject to a rights offering. If the corporation shall in any manner subdivide or combine, or make a rights offering with respect to, the outstanding shares of Class U Common Stock, the outstanding shares of Class A Common Stock shall be proportionally subdivided or combined, or a rights offering shall be made, in the same manner and on the same basis as the outstanding shares of Class U Common Stock that have been subdivided or combined or made subject to a rights offering.

(c) Voting. Except as provided in this Second Amended and Restated Certificate of Incorporation, the holders of shares of Class U Common Stock will have no right to vote on any matters, questions or proceedings of the corporation including, without limitation, the election of directors.

(d) Protective Provisions. So long as Univision, or any Permitted Transferee of Univision, owns at least 6,595,000 shares of Class U Common Stock (which number shall be increased to give effect to stock dividends and stock splits and shall be decreased to give effect to reverse stock splits and repurchases by the corporation of the Class U Common Stock approved by the Board in accordance with the bylaws and in accordance with this Second Amended and Restated Certificate of Incorporation), without the consent of the holders of at least a majority of the shares of Class U Common Stock then outstanding, in their sole discretion, voting as a separate class, given in writing or by vote at a meeting of such called for such purpose, the corporation will not:

(i) merge, consolidate or enter into a business combination, or otherwise reorganize the corporation with or into one or more entities (other than a merger of a wholly-owned subsidiary of the corporation into another wholly-owned subsidiary of the corporation);

(ii) dissolve, liquidate or terminate the corporation;

(iii) directly or indirectly dispose of any interest in any FCC license with respect to television stations which are affiliates of Univision;

(iv) amend, alter or repeal any provision of the certificate of incorporation or bylaws of the corporation, each as amended, so as to adversely affect any of the rights, privileges, limitations or restrictions provided for the benefit of the holders of the Class U Common Stock; or

(v) issue or sell, or obligate itself to issue or sell, any additional shares of Class U Common Stock, or any securities that are convertible into or exchangeable for shares of Class U Common Stock.

(e) Conversion.

(i) Voluntary Conversion. Each share of Class U Common Stock shall convert automatically without any further action by the holder thereof into a number of shares of Class A Common Stock determined in accordance with Section 4.4(d)(ii) upon its sale, conveyance, assignment, hypothecation, disposition or other transfer (each a “Class U Transfer”) to any third party other than an “affiliate” (as such term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the transferor and may be so converted at the option of the holder thereof in connection with any such Class U Transfer.

(ii) Conversion Rate. Each share of Class U Common Stock shall be convertible in accordance with Section 4.4(d)(ii) into the number of shares of Class A Common Stock that results from multiplying (x) 1 by (y) the conversion rate for the Class U Common Stock that is in effect at the time of conversion (the “Conversion Rate”). The Conversion Rate for the Class U Common Stock initially shall be 1. The Conversion Rate shall be subject to adjustment from time to time as provided in this Second Amended and Restated Certificate of Incorporation. All references to the Conversion Rate herein mean the Conversion Rate as so adjusted.

(iii) Subdivisions; Combinations. In the event the corporation should at any time prior to the conversion of the Class U Common Stock fix a record date for the effectuation of a split or subdivision of the outstanding shares of Class A Common Stock or the determination of holders of Class A Common Stock entitled to receive a dividend or other distribution payable in additional shares of common stock, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Rate shall be appropriately increased so that the number of shares of Class A Common Stock issuable on conversion of each share of such class shall be increased in proportion to such increase in the aggregate number of shares of Class A Common Stock outstanding. If the number of shares of Class A Common Stock outstanding at any time prior to the conversion of the Class U Common Stock is decreased by a reverse split or combination of the outstanding shares of Class A Common Stock, then, following the record date for such reverse split or combination, the Conversion Rate shall be appropriately decreased so that the number of shares of Class A Common Stock issuable on conversion of each share of such class shall be decreased in proportion to such decrease in outstanding shares.

(iv) Recapitalizations. If at any time or from time to time there is a recapitalization, reclassification, reorganization or similar event, then in any such event each holder of a share of Class U Common Stock shall have the right thereafter to convert such share into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization or other change by a holder of the number of shares of Class A Common Stock into which such share of Class U Common Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(v) No Impairment. The corporation will not, by amendment of this Second Amended and Restated Certificate of Incorporation (except in accordance with applicable law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 4.4(d) by the corporation, but will in good faith assist in the carrying out of all the provisions of this Section 4.4(d) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Class U Common Stock against impairment.

(vi) Unconverted Shares. If less than all of the outstanding shares of Class U Common Stock are converted pursuant to Section 4.4(d)(i) above, and such shares are evidenced by a certificate representing shares in excess of the shares being converted and surrendered to the corporation in accordance with the procedures as the Board may determine, the corporation shall execute and deliver to or upon the written order of the holder of such certificate, without charge to the holder, a new certificate evidencing the number of shares of Class U Common Stock not converted. No fractional shares shall be issued upon the conversion of any share or shares of Class U Common Stock, and the number of shares to be issued shall be rounded to the nearest whole share.

(vii) Reservation. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, to effect conversions, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class U Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class U Common Stock, in addition to such other remedies as shall be available to the holder of the Class U Common Stock, the corporation will take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Second Amended and Restated Certificate of Incorporation.

4.5. Preferred Stock. The Board is authorized, subject to limitations prescribed by law and the provisions of this Second Amended and Restated Certificate of Incorporation and the bylaws, by resolution or resolutions of the Board, from time to time to provide for the issuance of the shares of the Preferred Stock in one or more series and to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The effective certificates of designations previously filed by the corporation on August 4, 2000 and September 22, 2003, copies of which are attached hereto as Exhibits A and B, respectively, shall remain in force and be unaffected by the filing of this Second Amended and Restated Certificate of Incorporation, until such time as the same may be amended or eliminated in accordance with Section 151(g) of the Delaware General Corporation Law.

The authority of the Board with respect to each series shall include, without limitation, determination of the following: (i) the number of shares constituting that series and the distinctive designation of that series; (ii) the dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (iv) whether that series shall be subject to conversion or exchange, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine; (v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the type and amount of consideration per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; (vii) the rights, if any, of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and (viii) any other relative rights, preferences and limitations, if any, of that series.

4.6. Election of Directors. The directors of the corporation shall be elected by all holders of the Class A and Class B Common Stock voting together as a single class. All holders of Class A and Class B Common Stock, voting together as a single class, shall also have the sole right to remove any of the directors of the corporation without cause. Any vacancy in the office of a director or any newly-created directorship shall be filled solely by the holders of the Class A and Class B Common Stock, voting together as a single class.

ARTICLE 5.

Except as otherwise provided herein, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of the corporation, but the stockholders may make additional bylaws and may repeal, alter, amend or rescind any bylaw whether adopted by them or otherwise.

ARTICLE 6.

The number of directors of the corporation shall be fixed from time to time by, or in the manner provided in, the bylaws or amendment thereof duly adopted by the Board or by the stockholders.

ARTICLE 7.

Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

ARTICLE 8.

Meetings of the stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provisions contained in applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the bylaws of the corporation.

ARTICLE 9.

Directors of the corporation shall, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended; not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article 9 to authorize corporate action further eliminating or limiting the personal liability of directors, then the personal liability of directors of the corporation shall be further eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. Any repeal or modification of any of the foregoing provisions by the stockholders of the corporation, or the adoption of any provision hereof inconsistent with this Article 9, shall not adversely affect any right or protection of directors of the corporation existing at the time of, or increase the liability of directors of the corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE 10.

The corporation reserves the right to amend, alter, change or repeal any provision contained herein in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors and officers of the corporation herein are granted subject to such revision.

ARTICLE 11.

11.1. Right to Indemnification. Each person who was or is made party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation (including any subsidiary of the corporation) or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide for broader indemnification rights than permitted as of the date this Second Amended and Restated Certificate of Incorporation is filed with the State of Delaware), against all expense, liability and loss (including attorney’s fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in Section 11.2 below, with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section 11.1 shall be a contract right and shall include the obligation of the corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that if and to the extent that the Board requires, an advance of expenses included by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 11.1 or otherwise. The corporation may, by action of its Board, provide indemnification to employees and agents of the corporation with the same or lesser scope and effect as the foregoing indemnification of directors and officers.

11.2. Procedure for Indemnification. Any indemnification of a director or officer of the corporation or advance of expenses under Section 11.1 above shall be made promptly, and in any event within forty-five (45) days (or, in the case of an advance of expenses, twenty (20) days) upon the written request of the director or officer. If a determination by the corporation that the director or officer is entitled to indemnification pursuant to this Article 11 is required, and the corporation fails to respond within sixty (60) days to a written request for indemnity, the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five (45) days (or, in the case of an advance of expenses, twenty (20) days), the right to indemnification or advances as granted by this Article 11 shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 11.1 above, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Delaware General Corporation Law, nor an actual determination by the corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section 11.1 above shall be the same procedure set forth in this Section 11.2 for directors or officers, unless otherwise set forth in the action of the Board providing for indemnification for such employee or agent.

11.3. Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation (including any subsidiary of the corporation), partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.

11.4. Service for Subsidiaries. Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least fifty percent (50%) of whose equity interests are owned by the corporation (a “subsidiary” for purposes of this Article 11) shall be conclusively presumed to be serving in such capacity at the request of the corporation.

11.5. Reliance. Persons who after the date of the adoption of this provision are directors or officers of the corporation or who, while a director or officer of the corporation, or a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article 11 in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article 11 shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

11.6. Non-Exclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this Article 11 shall not be exclusive of any other right which any person may have or hereafter acquire under this Second Amended and Restated Certificate of Incorporation or under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

11.7. Merger or Consolidation. For purposes of this Article 11, references to “the corporation” shall include any constituent corporation (including any constituent of a constituent) absorbed into the corporation in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article 11 with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE 12.

12.1. Foreign Ownership Restrictions.

(a) The corporation shall at all times be in compliance with 47 U.S.C. § 310 and interpretations thereof by the FCC (the “Foreign Ownership Restrictions”). The Board shall have all powers necessary to insure compliance with this Article 12, including, without limitation, the redemption of shares of capital stock the transfer or ownership of which resulted in a violation of the Foreign Ownership Restrictions; provided, however, that the corporation may, at the request of a stockholder, first seek a waiver of such Foreign Ownership Restrictions from the FCC in the event that any violation thereof results from open-market purchases of publicly traded shares of the corporation, whether shares of capital stock in the corporation or shares of capital stock in an entity which holds capital stock of the corporation, the foreign ownership of which is attributed to the corporation by operation of the rules of the FCC. As a last resort, the Board shall be required to redeem the shares of capital stock the transfer or ownership of which resulted in the violation of the Foreign Ownership Restrictions to insure such compliance (subject, however, to Sections 12(b) and (c) below).

(b) In exercising powers or taking actions to achieve or preserve such compliance, the Board (acting in good faith and based upon advice of outside counsel expert in FCC matters) shall select the method that is least detrimental to the stockholders of the corporation affected by the action. In the case of redemption by the corporation of shares of different classes, the shares of the class having greater voting rights shall occur first.

(b) If the Board, pursuant to Section 12(a) above, should invoke its powers to redeem any of the capital stock held by a party in order to secure compliance with the Foreign Ownership Restrictions, such redemption shall be at fair market value as determined by a third party valuation expert retained by the Board, whose costs and expenses shall be charged to the party from whom the shares are redeemed.

12.2. FCC Compliance Restrictions. The corporation shall at all times be in compliance with, and shall not take any action, nor shall it cause any act to be done, that would cause it to be in violation of the limitations on ownership of mass media, cable television and newspaper (or such other interests as the legislation or the FCC shall require in the future) interests, as set forth in the Communications Act or the rules of the FCC.

THIRD: That the foregoing amendment and restatement was duly adopted in accordance with the provisions of Section 242 and Section 245 of the Delaware General Corporation Law by obtaining a majority vote of the Class A and Class B Common Stock (those being the only classes of the corporation’s capital stock entitled to vote with respect to this amendment and restatement) in favor of said amendment and restatement.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by the Chairman and Secretary of the corporation effective as of this 26th day of May, 2004.

/s/ WALTER F. ULLOA
Walter F. Ulloa, Chairman

/s/ MICHAEL G. ROWLES
Michael G. Rowles, Secretary

Exhibit A

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Entravision Communications Corporation, a corporation organized and existing under the laws of the State of Delaware, does hereby certify that, pursuant to the authority conferred on the Board of Directors of this corporation by the First Restated Certificate of Incorporation of this corporation in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of this corporation adopted the following resolution establishing a series of Preferred Stock of this corporation designated “Series A Convertible Preferred Stock”:

RESOLVED, that pursuant to the authority conferred on the Board of Directors of this corporation by Article 4 of the First Restated Certificate of Incorporation, a series of Preferred Stock, par value $.0001 per share, of this corporation is hereby established and created, and that the designation of the number of shares thereof and the voting and other powers, preferences and other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Series A Convertible Preferred Stock

1. Designation; Rank. An amount of shares of the Preferred Stock shall be designated “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), par value $.0001 per share and the number of shares constituting such series shall be 5,865,102. The Series A Preferred Stock will rank junior, with respect to dividend rights and rights on liquidation, winding up and dissolution to other classes of series of preferred stock to be established by the Board of Directors of the Corporation if such preferred stock is not convertible to common stock or other securities convertible into common stock of the Corporation and the aggregate liquidation preference of such preferred stock (exclusive of accrued but unpaid dividends) is less than or equal to One Hundred Million Dollars ($100,000,000). The Series A Preferred Stock will rank senior to all other classes of preferred stock of the Corporation and the common stock of the Corporation (collectively, “Junior Securities”), with respect to dividend rights and rights upon liquidation, winding up and dissolution.

2. No Issuance of Additional Shares. The number of authorized shares of Series A Preferred Stock may be reduced or eliminated by the Board of Directors of this corporation or a duly authorized committee thereof in compliance with the General Corporation Law of the State of Delaware stating that such reduction has been authorized, and the number of authorized shares of Series A Preferred Stock shall not be increased without the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock.

3. Dividends.

(a) Dividends and Distributions. Subject to the terms set forth herein and the rights of the Senior Preferred Stock, the holders of shares of Series A Preferred Stock shall be entitled to receive out of assets legally available for that purpose, an annual cumulative dividend equal to 8.5% of the then applicable Liquidation Preference (as defined in Section 4(a) below) (i.e., 8.5% per annum compounded annually) from the date of issuance of the shares of Series A Preferred Stock.

(b) All dividends or distributions declared upon the Series A Preferred Stock shall be declared pro rata per share.

(c) The holders of the Series A Preferred Stock shall be entitled to payments of accrued and unpaid dividends upon liquidation of the corporation as set forth in Section 4 below or the redemption of the Series A Preferred Stock as set forth in Section 5 below, and in each such case shall be entitled to all accrued and unpaid dividends whether or not declared by the corporation, or as otherwise required under this Section 3.

(d) The corporation shall not declare or pay any dividend on shares of Junior Securities until the holders of the Series A Preferred Stock have received the full cumulative dividends accrued thereon pursuant to clause (a).

(e) In computing accrued and unpaid dividends on the Series A Preferred Stock, such dividends shall be computed on a daily basis through the date as of which such dividends are required to be paid by the terms hereof.

4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, subject to the rights of the Senior Preferred Stock and the rights of series of Preferred Stock that may from time to time come into existence in accordance with and subject to the terms hereof, including, without limitation, Section 8(b) hereof, the holders of Series A Preferred Stock shall be entitled to receive after any distribution with respect to Senior Preferred Stock and, prior and in preference to any distribution of any of the assets of this corporation to the holders of any Junior Securities by reason of their ownership thereof, an amount per share (the “Liquidation Preference”) equal to the sum of (i) $15,345 for each outstanding share of Series A Preferred Stock (the “Original Series A Issue Price”) and (ii) accrued but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like).

(b) Upon completion of the distribution required by subsection (a) of this Section 4, all of the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

(c) (i) For purposes of this Section 4, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include (unless the holders of at least a majority of the Series A Preferred Stock then outstanding shall determine otherwise) a transaction whereby a person or group of persons acting in concert (other than current stockholders) shall: (A) become (whether by merger, consolidation, or transfer, redemption or issuance of capital stock or otherwise) the beneficial owners (within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934, as amended) of securities constituting more than fifty percent (50%) of the combined voting power of or the economic equity interests in the then outstanding securities of the corporation (or any surviving or resulting person) or (B) acquire assets constituting all or substantially all of the assets of the corporation and its subsidiaries on a consolidated basis (with (A) and/or (B) constituting a “Change in Control”).

(ii) In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the outstanding shares of Series A Preferred Stock.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the outstanding shares of such Series A Preferred Stock.

(iii) In the event the requirements of this Section 4 are not complied with, this corporation shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section 4 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 4(c)(iv) hereof.

(iv) This corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4, and this corporation shall thereafter give such holders prompt notice of any material changes, The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the outstanding shares of such Series A Preferred Stock.

5. Redemption.

(a) At any time, or from time to time, after April 19, 2001, and after such time as the closing price of the corporation’s common stock as quoted on the New York Stock Exchange or the Nasdaq National Market equals or exceeds, for fifteen (15) consecutive trading days, one hundred thirty percent (130%) of the initial trading price of the corporation’s common stock immediately following the initial public offering of the corporation, the corporation shall have the option, exercisable upon the expiration of the fifteen (15) day period after written notice delivered to the holders of Series A Preferred Stock by hand (the “Corporate Redemption Date”) to the holders of the Series A Preferred Stock, to redeem all or any portion of the Series A Preferred Stock specified in such notice by paying in cash therefor a sum per share equal to the Original Series A Issue Price per share of Series A Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) plus all accrued but unpaid dividends on such share (the “Series A Redemption Price”). At any time, or from time to time, after April 19, 2006, but within ninety (90) days after the receipt by this corporation of a written request from the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock that all or, if less than all, a specified percentage of such holders’ shares of Series A Preferred Stock be redeemed (“Optional Redemption Request”), and concurrently with surrender by such holders of the certificates representing such shares, this corporation shall, to the extent it may lawfully do so, redeem in full (referred to herein as an “Optional Redemption Date”) the shares specified in such request by paying in cash therefor the Series A Redemption Price. If the corporation receives an Optional Redemption Request, it will, within fifteen (15) days of receipt, provide written notice to each holder of Series A Preferred Stock who did not submit such request of its receipt thereof and will offer all such holders the opportunity to direct that their shares be redeemed concurrently with the redemption pursuant to the Optional Redemption Request. On April 19, 2010, this corporation shall, to the extent it may lawfully do so, redeem all outstanding Series A Preferred Stock for an amount equal to the Series A Redemption Price on that date (the “Mandatory Redemption Date”). The Corporate Redemption Date, the Optional Redemption Date and the Mandatory Redemption Date are referred to collectively herein as the “Redemption Date”). Any redemption of Series A Preferred Stock effected pursuant to this subsection 5(a) shall be made on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock proposed to be redeemed from such holders.

(b) At least fifteen (15) but no more than thirty (30) days prior to each of the Corporation Redemption Date, the Optional Redemption Date and the Mandatory Redemption Date written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock to be redeemed, at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number of shares to be redeemed from such holder, the applicable Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in subsection (5)(c), on or after each Redemption Date, each holder of Series A Preferred Stock to be redeemed on such Redemption Date shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) From and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption on such Redemption Date in the Redemption Notice as holders of Series A Preferred Stock (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this corporation legally available for redemption of shares of Series A Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed such that each holder of a share of Series A Preferred Stock receives the same percentage of the applicable Series A Redemption Price. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of this corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares that this corporation has become obliged to redeem on any Redemption Date but that it has not redeemed.

6. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the date such shares are redeemed, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price. Upon conversion of each share of Series A Preferred Stock into Common Stock, all accrued but unpaid dividends with respect to such share of Series A Preferred Stock shall be waived and forgiven and the corporation shall have no further obligation with respect to such dividends.

(b) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

(c) Stock Splits.

(i) In the event this corporation should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding.

(ii) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease of the aggregate of shares of Common Stock outstanding.

(d) Recapitalizations. If at any time or from time to time there shall be a recapitalization or reclassification of the Common Stock (or a merger, transfer, consolidation, or exchange in respect to Units which does not constitute a Change in Control, other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 6 or Section 4) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(e) No Impairment. This corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(f) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 6, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Preferred Stock.

(g) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(h) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Restated Certificate of Incorporation.

(i) Notices. Any notice required by the provisions of this Section 6 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

7. Voting Rights. Except as set forth in Section 8 below or required by Delaware law, the Series A Preferred Stock shall have no voting rights.

8. Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

(a) amend the Certificate of Incorporation (as amended) of this corporation or the bylaws of this corporation in any manner (including, without limitation, by means of a merger or consolidation) which adversely affects the rights of the Series A Preferred Stock;

(b) authorize or issue, or obligate itself to issue, any other equity security having a preference over, or being on a parity with, the Series A Preferred Stock with respect to dividends, liquidation, redemption or voting, including any other security convertible into or exercisable for any equity security other than Senior Preferred Stock shares; or

(c) enter into or engage in any transaction with an affiliate (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) on terms materially less advantageous to the Corporation or its stockholders and would be the case if such transaction had been effected with a non-affiliate.

9. Status of Redeemed or Converted Stock. In the event any shares of Series A Preferred Stock shall be redeemed or converted pursuant to Section 5 or Section 6 hereof, the shares so redeemed or converted shall be canceled and shall not be issuable by this corporation. The Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Entravision Communications Corporation has caused this certificate to be signed duly executed by its duly authorized officers and attested by its secretary effective as of this 1st day of August, 2000.

ENTRAVISION COMMUNICATIONS CORPORATION

By:	/s/ Walter F. Ulloa
Walter F. Ulloa Chairman and Chief Executive Officer

ATTEST:

By:	/s/ Walter F. Ulloa
Walter F. Ulloa Secretary

[Signature Page to Certificate of Designations, Preferences

and Rights of Series A Convertible Preferred Stock]

Exhibit B

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF SERIES U PREFERRED STOCK

OF

ENTRAVISION COMMUNICATIONS CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware:

WHEREAS, Entravision Communications Corporation, a corporation organized and existing under the laws of the State of Delaware (this “Corporation”), does hereby certify that, pursuant to the authority conferred on the Board of Directors of this Corporation by the First Restated Certificate of Incorporation, as amended, of this Corporation in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of this Corporation adopted the following resolution establishing a new series of preferred stock of this Corporation.

RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by Article 4 of the First Restated Certificate of Incorporation, as amended, the Board of Directors of this Corporation hereby establishes a series of the authorized preferred stock of this Corporation, $0.0001 par value per share, which series will be designated as “Series U Preferred Stock,” and which will consist of 369,266 shares and will have the following rights, preferences, privileges and restrictions (capitalized terms not defined herein shall have the meaning given to such terms in the First Restated Certificate of Incorporation, as amended, of this Corporation ):

A. Dividends and Distributions. The holders of shares of Series U Preferred Stock will be entitled to participate with the holders of Class A Common Stock with respect to any dividend declared on the Class A Common Stock in proportion to the number of shares of Class A Common Stock issuable upon conversion of the shares of Series U Preferred Stock held by them.

B. Liquidation Preference.

(i) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, subject to the rights of the Series A Preferred Stock and any other series of Preferred Stock to be established by the Board of Directors of this Corporation (collectively, the “Senior Preferred Stock”), the holders of the Series U Preferred Stock shall be entitled to receive, after any distribution with respect to the Senior Preferred Stock and prior to and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, $0.0001 for each share (as adjusted for any stock split, stock division or consolidation) of Series U Preferred Stock then-outstanding.

(ii) Upon the completion of the distribution required by subparagraph (i) of this Section B, the remaining assets of this Corporation available for distribution to stockholders shall be distributed among the holders of Series U Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series U Preferred Stock).

C. Voting. Except as provided in this Certificate of Designations, the holders of shares of Series U Preferred Stock will have no right to vote on any matters, questions or proceedings of this Corporation including, without limitation, the election of directors.

D. Protective Provisions. So long as Univision Communications Inc. (“Univision”), or any Permitted Transferee of Univision, owns at least 65,950 shares of Series U Preferred Stock, without the consent of the holders of at least a majority of the shares of Series U Preferred Stock then outstanding, in their sole discretion, voting as a separate series, given in writing or by vote at a meeting of such called for such purpose, this Corporation will not:

(i) merge, consolidate or enter into a business combination, or otherwise reorganize this Corporation with or into one or more entities (other than a merger of a wholly-owned subsidiary of this Corporation into another wholly-owned subsidiary of this Corporation);

(ii) dissolve, liquidate or terminate this Corporation;

(iii) directly or indirectly dispose of any interest in any FCC license with respect to television stations which are affiliates of Univision Communications Inc.;

(iv) amend, alter or repeal any provision of the Certificate of Incorporation or bylaws of this Corporation or this Certificate of Designations, each as amended, so as to adversely affect any of the rights, preferences, privileges, limitations or restrictions provided for the benefit of the holders of the Series U Preferred Stock; or

(v) issue or sell, or obligate itself to issue or sell, any additional shares of Series U Preferred Stock, or any securities that are convertible into or exchangeable for shares of Series U Preferred Stock.

E. Conversion.

(i) Voluntary Conversion. Each share of Series U Preferred Stock shall convert automatically without any further action by the holder thereof into a number of shares of Class A Common Stock determined in accordance with Section E(ii) upon its sale, conveyance, assignment, hypothecation, disposition or other transfer (each a “Transfer”) to any third party other than an “affiliate” (as such term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the transferor and may be so converted at the option of the holder thereof in connection with any such Transfer.

(ii) Conversion Rate. Each share of Series U Preferred Stock shall be convertible in accordance with Section E(i) into the number of shares of Class A Common Stock that results from multiplying (x) 1 by (y) the conversion rate for the Series U Preferred Stock that is in effect at the time of conversion (the “Conversion Rate”). The Conversion Rate for the Series U Preferred Stock initially shall be 100. The Conversion Rate shall be subject to adjustment from time to time as provided in this Certificate of Designations. All references to the Conversion Rate herein mean the Conversion Rate as so adjusted.

(iii) Mandatory Conversion. When and if this Corporation is authorized to issue a class of Common Stock that has generally the same rights, preferences, privileges and restrictions as the Series U Preferred Stock (other than the liquidation preference provided for in Section B), the final terms of such class of Common Stock to be mutually agreed upon by this Corporation and the holders of the Series U Preferred Stock, then this Corporation shall have the right, without any further action by the holder of the Series U Preferred Stock, to cause each share of Series U Preferred Stock to convert into the number of shares of Class U Common Stock that results from multiplying (x) 1 by (y) the Conversion Rate. The Conversion of the Series U Preferred Stock pursuant to this subsection E(iii) shall be deemed to occur on the date this Corporation deposits written notice of such conversion in the United States mail, postage prepaid, and addressed to the holder of the Series U Preferred Stock at its address appearing on the books of this Corporation.

(iv) Subdivisions; Combinations. In the event this Corporation should at any time prior to the conversion of the Series U Preferred Stock fix a record date for the effectuation of a split or subdivision of the outstanding shares of Class A Common Stock or the determination of holders of Class A Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Rate shall be appropriately increased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Class A Common Stock outstanding. If the number of shares of Class A Common Stock outstanding at any time prior to the conversion of the Series U Preferred Stock is decreased by a reverse split or combination of the outstanding shares of Class A Common Stock, then, following the record date for such reverse split or combination, the Conversion Rate shall be appropriately decreased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(v) Recapitalizations. If at any time or from time to time after the effective date of this Certificate of Designations there is a recapitalization, reclassification, reorganization or similar event, then in any such event each holder of a share of Series U Preferred Stock shall have the right thereafter to convert such share into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization or other change by a holder of the number of shares of Class A Common Stock into which such share of Series U Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(vi) No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or this Certificate of Designations (except in accordance with applicable law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section E by this Corporation, but will in good faith assist in the carrying out of all the provisions of this Section E and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series U Preferred Stock against impairment.

(vii) Unconverted Shares. If less than all of the outstanding shares of Series U Preferred Stock are converted pursuant to Sections E(i) and E(iii) above, and such shares are evidenced by a certificate representing shares in excess of the shares being converted and surrendered to this Corporation in accordance with the procedures as the Board of Directors of this Corporation may determine, this Corporation shall execute and deliver to or upon the written order of the holder of such certificate, without charge to the holder, a new certificate evidencing the number of shares of Series U Preferred Stock not converted. No fractional shares shall be issued upon the conversion of any share or shares of Series U Preferred Stock, and the number of shares to be issued shall be rounded to the nearest whole share.

(viii) Reservation. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, to effect conversions, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series U Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series U Preferred Stock, in addition to such other remedies as shall be available to the holder of the Series U Preferred Stock, this Corporation will take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Corporation’s Certificate of Incorporation.

F. Redemption by this Corporation. The Series U Preferred Shares shall not be redeemable by this Corporation.

G. Reacquired Shares. Any shares of Series U Preferred Stock which will have been converted will be retired and cancelled promptly after the acquisition thereof. All such shares will upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other certificate of designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

RESOLVED, FURTHER, that the officers of this Corporation be, and each of them hereby is, authorized and empowered on behalf of this Corporation to execute, verify and file a certificate of designations of preferences in accordance with Delaware law.

IN WITNESS WHEREOF, Entravision Communications Corporation has caused this certificate to be duly executed by its duly authorized officers this 22nd day of September, 2003.

ENTRAVISION COMMUNICATIONS CORPORATION

By:	/s/ Walter F. Ulloa
Walter F. Ulloa Chairman and Chief Executive Officer

By:	/s/ John F. DeLorenzo
John F. DeLorenzo Chief Financial Officer